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                                                                   EXHIBIT 10.30






December 13, 1999

Patti Hart

President & Chief Executive Officer
Telocity, Inc.
10355 North De Anza Boulevard

San Jose, CA  94014

                              Advertising Agreement

Dear  Ms. Hart:

      This letter sets forth the agreement between NBC Internet, Inc. ("NBCi") and Telocity, Inc. ("Advertiser") with respect to NBCi's agreement to provide Advertiser with the right to use certain of NBCi's advertising inventory on NBC Television Network and its owned and operated television stations (collectively, "NBC TV") to promote Advertiser only, subject to the following terms and conditions:

1. Spots. (a) NBCi shall develop and produce fifteen (15) and thirty (30) second advertising spots to promote the next generation Internet services available on the Co-Branded site accessible through Advertiser's high-speed Internet services (the "Spots"). Advertiser shall reimburse NBCi 25% of all production expenses for each Spot within thirty (30) days of the completion of such Spot. Use of each Spot will be subject to Advertiser's approval, not to be withheld or delayed unreasonably. NBCi will instruct NBC TV to telecast the Spots on NBC TV on the Dates, Days and Times mutually agreed by NBCi and Advertiser (subject to NBCi's available inventory and prior sales commitments); provided, however, that in the event that no such agreement is reached with regard to the number or value of Spots to be broadcast in any calendar quarter or year, NBCi may propose and implement a reasonable schedule for the broadcast of Spots in accordance with the terms of Section 2 below and based upon Advertiser's reasonable request for such schedule. An initial schedule for the first quarter of 2000 shall be determined as soon as practicable following the date hereof. All spots run by Advertiser pursuant to this Letter Agreement shall be subject to NBC TV's standard terms and conditions for such advertising which are described in the "Participating Sponsorship Agreement" attached hereto as Exhibit A (the "Standard Terms") and which are made a part of this Letter Agreement in their entirety; provided, however, that in the case of a conflict


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between the terms of this Letter Agreement and the terms of the Standard Terms, the terms of this Letter Agreement shall govern. For purposes of the Standard Terms, Advertiser shall be both the "Advertiser" and the "Agency" as such terms are used therein.

         (b) With respect to the placement or telecast of Advertiser's Spots in any particular Program, Advertiser acknowledges that NBC TV may reject such placement or telecast if such placement or telecast would compete with or violate the rights of any other advertiser, sponsor or supplier of such Program or program category, as determined by NBC TV in its sole discretion and in good faith; it being understood that NBCi's aggregate commitments set forth in
Section 2 below shall not be affected by any such rejection.

(c) Advertiser may elect to substitute up to 15% of the value of Spots to be provided by NBCi in any given financial quarter with an equivalent value of on-line advertising at 100% of the applicable NBCi standard rate card, subject to the restrictions set forth in Section 7.5 ("Online Promotions") of the Operating Agreement among NBCi, NBC TV, and Advertiser dated December 13th, 1999 (the "Operating Agreement"), provided that Advertiser gives NBCi three-months prior written notice.

2. Value of Spots. NBCi shall telecast Spots with a total spot value of $13,000,000 (the "Total Spot Value") during the thirty-six (36) months commencing on January 1, 2000 (the "Effective Date"). The value of each Spot for purpose of this Letter Agreement shall be calculated at 42.5% of the scatter market rate in effect at the time such Spot is ordered. The parties agree that no agency fees or other expenses may be deducted by Advertiser in any way in connection with determining the number of Shares (as defined below) to be paid to NBCi pursuant to Section 3 hereof at any time.

3. Payment for the Spots. (a) Advertiser shall deliver to NBCi 2,480,916 shares of Series C Preferred Stock of Advertiser pursuant to the terms and conditions of that certain Series C Preferred Stock Purchase Agreement dated as of the date hereof between Advertiser and certain investors (the "Purchase Agreement").

      (b) NBCi shall provide Advertiser with a written report within 10 business days after the end of each calendar month after the Effective Date during which Advertiser's Spots have been telecast and setting forth the aggregate value of Advertiser's Spots telecast by NBCi in the preceding month.

4. Representations and Warranties. NBCi and Advertiser each represent and warrant that this Letter Agreement has been duly authorized, executed and delivered by such party and that this Letter Agreement constitutes the legal, valid and binding obligations of such party, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general



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principles of equity.

5. Termination. (a) Notwithstanding any other remedy available to NBCi, in the event that:

            (i) NBCi notifies Advertiser in writing (with specificity) that Advertiser has materially breached this Letter Agreement and Advertiser has not cured such alleged breach within thirty (30) days of its receipt of such notice; or

            (ii) upon the occurrence of a Change of Control (as hereinafter defined); or

            (iii) Advertiser admits in writing its inability to pay its debts generally; makes a general assignment for the benefit of creditors; has any proceeding instituted by or against it seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of Advertiser or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or similar official for it or any substantial part of its property; provided, in the case where such proceeding is involuntarily instituted against Advertiser, such proceeding remains undismissed after thirty (30) days, then, in any such case, NBCi shall have the right, but not the obligation, to terminate this Letter Agreement, without prejudice to the rights of the parties hereunder and, in the event of a termination after NBCi's receipt of the Shares pursuant to Section 3(a) hereof, NBCi shall pay Advertiser a cash amount equal to the difference, if positive, between the Total Spot Value and the value of the Spots already telecast (or deemed telecast), as determined and calculated pursuant to Sections 1 and 2 above. Notwithstanding the foregoing, the terms contained in Sections 5, 6, 7 and 8 shall survive the termination hereof. Any such termination right in connection with a Change of Control shall be exercisable no later than the later to occur of (x) ten (10) business days prior to the consummation of such Change of Control and (y) ten (10) business days after receipt by NBCi of notice (which notice shall identify the third party having or acquiring Control over Advertiser, be in writing, explicitly state that it is being delivered in accordance with this Section 5 and provide NBCi with such additional information as has been provided to the other stockholders of Advertiser) from Advertiser of such Change of Control (which termination shall become effective, at NBCi's discretion, upon the consummation of such Change of Control or following receipt of such notice from Advertiser). For purposes of this Section 5, the following terms shall have the following meanings:

            "Change of Control" shall mean (A) any consolidation, reorganization or merger of Advertiser with any third party, other than a transaction resulting in the holders of the capital stock of Advertiser (prior to such consolidation, reorganization or merger) having Control over the surviving or resulting entity, (B) any third party having Control over Advertiser or
      (C) any sale, transfer or other disposition by Advertiser of all or



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      substantially all of its assets to any third party; and

            "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Advertiser, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

      (b) Notwithstanding any other remedy available to Advertiser, in the event that:

            (i) Advertiser notifies NBCi in writing (with specificity) that NBCi has materially breached this Letter Agreement and NBCi has not cured such alleged breach within thirty (30) days of its receipt of such notice; or

            (ii) NBCi admits in writing its inability to pay its debts generally; makes a general assignment for the benefit of creditors; has any proceeding instituted by or against it seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of NBCi or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or similar official for it or any substantial part of its property; provided, in the case where such proceeding is involuntarily instituted against NBCi, such proceeding remains undismissed after thirty (30) days, then, in any such case, Advertiser shall have the right, but not the obligation, to terminate this Letter Agreement, without prejudice to the rights of the parties hereunder and, in the event of a termination after NBCi's receipt of the Shares pursuant to Section 3(a) hereof, require NBCi to pay Advertiser a cash amount equal to the difference, if positive, between the Total Spot Value and the value of the Spots already telecast (or deemed telecast), as determined and calculated pursuant to Sections 1 and 2 above. Notwithstanding the foregoing, the terms contained in Sections 5, 6, 7 and 8 shall survive the termination hereof.

(c) In the event that the Operating Agreement is terminated pursuant to Section 12 ("Term; Termination") thereof, NBCi in its sole discretion may (i) terminate its obligations under this Letter Agreement and provide Advertiser with cash in lieu of the unused portion of the advertising; or (ii) telecast spots which promote solely Advertiser and its high-speed Internet services only ("Advertiser-Branded Spot") in lieu of the unused portion of the advertising, provided that such Advertiser-Branded Spots shall be valued at 100% of the scatter market rate of a similar spot charged by NBC TV at the time that each Advertiser-Branded Spot is scheduled by NBCi. In the event that NBCi terminates the promotional exclusivity set forth in Section 4.12 ("Promotional Exclusivity") of the Operating Agreement, NBCi will telecast Advertiser-Branded Spots in lieu of the unused portion of the advertising, provided that such Advertiser-Branded



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Spots shall be valued at 100% of the scatter market rate of a similar spot charged by NBC TV at the time that each Advertiser-Branded Spot is scheduled by NBCi. Advertiser shall bear the total cost of the production of all Advertiser-Branded Spots. Advertiser agrees that it will comply with NBCi's then-current policies regarding the timely delivery of commercial materials related to the Advertiser-Branded Spots.

6. Miscellaneous. This Letter Agreement, the Purchase Agreement, the Operating Agreement, and the exhibits and schedules hereto and thereto constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written relating thereto. No waiver or modification of any provision of this Letter Agreement shall be effective unless in writing and signed by both parties. The terms of this Letter Agreement shall apply to parties hereto and any of their successors or assigns; provided, however, that this Letter Agreement may not be transferred or assigned by Advertiser, including, without limitation, the right to receive Spots to be telecast by NBC TV, without the prior written consent of NBCi which shall not be unreasonably withheld. This Letter Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7. Governing Law and Jurisdiction. This Letter Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts fully performed in New York, without regard to New York conflicts law. The parties hereto irrevocably consent to and submit to the exclusive jurisdiction of the federal and state courts located in the County of New York. The parties hereto irrevocably waive any and all rights to trial by jury in any proceeding arising out of or relating to this Agreement.

8. Liability. In the event that NBC TV does not telecast Spots equal to the Total Spot Value during the thirty-six (36) months after the Effective Date, then as liquidated damages and not a penalty, NBCi shall pay Advertiser in cash an amount equal to the difference, if positive, between the Total Spot Value and the value of the Spots actually telecast, as calculated pursuant to Section 2 above. Except for damages arising out of the gross negligence of willful misconduct of either party hereto, no party shall be liable to the other party or its affiliates, officers, directors, successors or assigns for any incidental, consequential, special or punitive damages or lost profits arising out of this Letter Agreement, whether liability is asserted in contract or tort and irrespective of whether it has advised or been advised of the possibility of any such loss or damage.

      If you are in agreement with the above terms and conditions, please indicate your acceptance by signing in the space provided below, and return one original to me. This Letter Agreement shall be null and void if not signed within two (2) days of the date set forth above.



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                                            Very truly yours,

                                            NBC INTERNET, INC.

                                            By: /s/ AUTHORIZED SIGNATORY
                                               -------------------------
                                                Name:
                                                Title:






ACCEPTED AND AGREED:

TELOCITY, INC.

By: /s/ AUTHORIZED SIGNATORY
   -------------------------
     Name:
     Title:

            [SIGNATURE PAGE TO TELOCITY ADVERTISING LETTER AGREEMENT]